Exhibit (h)(10)

EXHIBIT B

to

Transfer Agency Agreement

Name of Bond		Bond or Policy No.	Insurer
Investment Company Blanket Bond Form		87015111B	ICI Mutual Insurance Company
Fidelity	$60,000,000
Audit Expense	50,000
On Premises	60,000,000
In Transit	60,000,000
Forgery or Alteration	60,000,000
Securities	60,000,000
Counterfeit Currency	60,000,000
Uncollectible Items of Deposit	25,000
Phone/Electronic Transactions	60,000,000
Computer Security	60,000,000

Directors and Officers/ Errors and Omissions Liability Insurance Form		87015111D	ICI Mutual Insurance Company
Total Limit	$60,000,000

Blanket Undertaking Lost Instrument Waiver of Probate		42SUN339806	Hartford Casualty Insurance

Effective May 31, 2011